UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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QUIXOTE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice and Agenda of the Annual Meeting of Stockholders

To be held Thursday, November 17, 2005

To the Stockholders of Quixote Corporation:

The Annual Meeting of Stockholders of Quixote Corporation (the “Company”) will be held on Thursday, November 17, 2005, at 10:00 a.m., Central Standard Time, in the Assembly Room at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675 for the following purposes:

1.    To elect three (3) directors to serve for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2008;

2.    To approve an amendment to the Company’s Restated Certificate of Incorporation;

3.    To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm; and

4.    To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 19, 2005 will be entitled to notice of, and to vote at, the meeting.

Your vote is very important, and we request that you vote your shares as promptly as possible. You may vote your shares in a number of ways. You may fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you have shares registered in your own name or for most of you who hold your shares with a bank or broker, you may choose to vote your shares via the Internet or by telephone. Instructions are on the proxy card if these alternatives are available to you.

We appreciate your cooperation and we thank you.

By order of the Board of Directors,

Joan R. Riley Secretary
Chicago, Illinois October 6, 2005

I M P O R T A N T

A Proxy Statement and Proxy Card are submitted with this Notice. All stockholders are urged to read the Proxy Statement and to vote promptly. Stockholders are encouraged to vote their shares electronically by following the instructions on the proxy card, or by signing, dating and returning the enclosed proxy form in the envelope provided. No postage is required if mailed in the United States. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting at the principal offices of the Company, 35 East Wacker Drive, 11th Floor, Chicago, Illinois 60601.

October 6, 2005

PROXY STATEMENT

For the Annual Meeting of Stockholders

To be held Thursday, November 17, 2005

Proxy Solicitation

This Proxy Statement is furnished to stockholders of Quixote Corporation (the “Company”), on or about October 6, 2005, in connection with the solicitation of proxies on behalf of the Board of Directors to be voted at the Annual Meeting of Stockholders on Thursday, November 17, 2005, at 10:00 a.m., Central Standard Time, in the Assembly Room at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, and at any adjournment thereof. The matters expected to be acted upon at the meeting are set forth in the preceding Notice of Annual Meeting. While the Notice of Annual Meeting calls for the transaction of such other business as may properly come before the meeting, management has no knowledge of any matters to be presented for action by the stockholders except as already set forth. The enclosed proxy gives discretionary authority to the persons holding those proxies to vote in accordance with their best judgment as to any other business.

The costs of this solicitation will be paid by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting, Proxy Card and this Proxy Statement. The officers and employees of the Company and its subsidiaries may solicit proxies personally or by telephone and facsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to the principals, and the Company will reimburse such persons for their reasonable out-of-pocket expenses.

Voting and Revocability of Proxy

Properly executed proxies received prior to the meeting will be voted at the meeting. If a stockholder designates how the proxy is to be voted on any business to come before the meeting, the signed proxy will be voted in accordance with such designation. If a stockholder fails to designate how his or her proxy should be voted, the signed proxy will be voted: (1) FOR the election of the nominees named below as Directors; (2) FOR the approval of an amendment to the Company’s Restated Certificate of Incorporation; and (3) FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. The person voting the enclosed proxy may revoke it at any time before it is exercised by writing to the Secretary of the Company at its principal office, 35 East Wacker

Drive, Suite 1100, Chicago, Illinois 60601, or by attending the Annual Meeting and voting in person, in which case any prior proxy given will be automatically revoked.

Record Date and Voting Rights

Only stockholders of record owning the Company’s common stock, $.01 2/3 par value (“Common Stock”), at the close of business on September 19, 2005, will be entitled to vote at the Annual Meeting. On that date, [          ] shares of Common Stock were outstanding. Each outstanding share of Common Stock is entitled to one vote.

The nominees for Director will be elected if they receive the affirmative vote of at least sixty percent of the outstanding shares of the Company’s Common Stock entitled to be cast at this meeting. The affirmative vote of sixty percent (60%) of the outstanding shares of the Company’s Common Stock entitled to be cast at this meeting is necessary to approve the amendment to the Restated Certificate of Incorporation. The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote is necessary to ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company.

Shares voted as abstentions on any matter (or a “withhold vote for” as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. Abstentions and withheld votes have the effect of votes against a matter.

Broker Non-Votes

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a particular matter because the broker has not received voting instructions from its customer and does not have authority to vote on that matter without such instructions. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as withheld votes, votes against the matter in question, or as abstentions, nor are they counted in determining the number of votes present for the particular matter. With respect to the election of Directors and the amendment to the Restated Certificate of Incorporation, “broker non-votes” will have the effect of votes against those matters.

Under the rules of the New York Stock Exchange, if a broker holds shares in the name of a stockholder and delivers this Proxy Statement to the stockholder, the broker, in the absence of voting instructions from the stockholder, is entitled to vote the stockholder’s shares on all proposals.

ELECTION OF DIRECTORS

At the Annual Meeting, three (3) Directors are to be elected to serve three year terms until the Annual Meeting to be held in 2008 and until their successors are elected and qualified. The Company is soliciting proxies to vote for its nominees, Leslie J. Jezuit, Daniel P. Gorey and Duane M. Tyler, as Directors of the Company.

All proxies will be voted in accordance with the stated instructions. If any nominee ceases to be a candidate for election for any reason, the proxy will be voted for a substitute nominee designated by the Board. The Board of Directors currently has no reason to believe that any nominee will be either unwilling or unable to serve as a Director if elected. Proxies given by stockholders cannot be voted for more than three (3) persons.

It is the Company’s policy that all Directors and nominees should attend annual meetings, and the Company currently expects that all of them will attend the meeting. All of the Company’s

Directors then in office, except for Mr. William Fowler, attended the 2004 Annual Meeting of Stockholders.

Information Concerning Nominees for Director and Directors Continuing in Office.

The information appearing in this section in regard to age and principal occupation or employment has been furnished to the Company by the respective nominees for Director and by the respective Directors continuing in office. Information relating to the beneficial ownership of the Company’s Common Stock by Directors and nominees for Director is shown below in the section of this Proxy Statement entitled “Stock Ownership of Certain Beneficial Owners”.

The Board has determined that five of the seven members of the Board of Directors are independent as defined by NASDAQ requirements. Messrs. Leslie J. Jezuit and Daniel P. Gorey are deemed not to be independent because they are employees of the Company.

NOMINEES FOR DIRECTOR FOR A THREE-YEAR TERM
EXPIRING IN 2008

Leslie J. Jezuit

Mr. Jezuit, 59, was elected Chief Executive Officer of the Company effective October 1, 1999 and has served as President and Chief Operating Officer of the Company since January 1996. Mr. Jezuit has served as a Director of the Company since May 1997 and was elected Chairman of the Board in July, 2001. He is also Chief Executive Officer and a Director of each of the Company’s subsidiaries. Prior to joining the Company, Mr. Jezuit served from 1991 to 1995 as President and Chief Operating Officer of Robertshaw Controls Company, a division of Invensys P.L.C. (formerly Siebe P.L.C.). He also served as Vice President and General Manager of the Cutler-Hammer division of Eaton Corporation (1985-1991); in various positions at Federal Signal Corporation, including Group President and Vice President of Corporate Development (1980-1985); as Vice President of Marketing at Mead Digital Systems (1975-1980); and in various management positions at the Graphic Systems Division of Rockwell International (1968-1975).

Daniel P. Gorey

Mr. Gorey, 54, has been employed by the Company since 1985 and has served as a Vice President since May 1994 and as Chief Financial Officer and Treasurer since November 1996. He was elected to the Board of Directors on August 16, 2001. Mr. Gorey is also Vice President, Treasurer and a Director of each of the Company’s subsidiaries. Prior to joining the Company, Mr. Gorey was employed by Coopers & Lybrand (now known as PricewaterhouseCoopers LLP). Mr. Gorey is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants (AICPA).

Duane M. Tyler

Mr. Tyler, 55, is a recently retired audit partner from McGladrey & Pullen, LLP and RSM McGladrey, Inc. where he began his 31-year career with McGladrey in 1973 as an auditor and served in various positions including Senior Vice President of Growth (2000-2003), Partner-In-Charge of the Chicago office (1988-1999), Partner-In-Charge of McGladrey International (1990-1995), and as a member of the board of directors (1994-1999), the Strategic Advisor Group (1998-1999), and the Firmwide Management Group (1998-2003). He has a BS degree in Accounting from Ball State University, is a Certified Public Accountant, a member of AICPA and holds an Illinois CPA license. In addition, he is a director of Hanchett Paper Company, d/b/a/ Shorr Packaging Corp. and Evangelical Retirement Homes of Greater Chicago, Inc. d/b/a/ Friendship Village of Schaumburg where he also serves as Chairman of the Audit Committee for both entities. The Board of Directors elected Mr. Tyler to the Board on August 17, 2005 upon the recommendation of the management directors. Mr. Tyler also was appointed to the Audit Committee on August 17, 2005.

Mr. Jezuit, Mr. Gorey and Mr. Tyler were nominated by the Nominating Committee to stand for election as Directors of the Company.

The Board of Directors recommends a vote in favor of the election of Mr. Jezuit, Mr. Gorey and Mr. Tyler as Directors of the Company.

DIRECTORS CONTINUING IN OFFICE

James H. DeVries

Mr. DeVries, 73, was co-founder of the Company in 1969 and since then has served as a Director. Prior to his retirement from the Company in June 1997, Mr. DeVries served as Executive Vice President, General Counsel and Secretary. His current term as a Director expires at the Annual Meeting to be held in 2006.

Lawrence C. McQuade

Mr. McQuade, 78, is Chairman of Qualitas International (since 1994). In addition, he serves as a Director of Oxford Analytica, Inc. (since 1988) and is a founding partner of River Capital International L.L.C. Mr. McQuade served as a Director of Bunzl P.L.C. from 1991 to 2004, of Laredo National Bancshares from 2002 to 2005, and as Chairman of the Czech & Slovak American Enterprise Fund from August 1995 to March 1996. Mr. McQuade was Vice Chairman of Prudential Mutual Fund Management, Inc. from 1988 through April 1995. He was Executive Vice President and a Director of W.R. Grace & Co. from 1975 to 1987. In 1967 to 1969 he served as Assistant Secretary, U.S. Department of Commerce. He is a graduate of Yale University, Oxford University (Rhodes Scholar), and Harvard Law School. Mr. McQuade has served as a Director of the Company since February 1992 and is a member of the Audit, Compensation, Nominating and Governance Committees. His current term as a Director expires at the Annual Meeting to be held in 2006.

William G. Fowler

Mr. Fowler, 77, is of counsel to the law firm of Van Cott, Bagley, Cornwall & McCarthy of Salt Lake City, Utah. He joined the Board in January 1973. Mr. Fowler is a member of the Governance Committee and is the Chairman of the Audit, Compensation and Nominating Committees. His current term as Director expires at the Annual Meeting to be held in 2007.

Robert D. van Roijen, Jr.

Mr. van Roijen, 66, has been the President of Töx Financial Company, a private investment firm, since 1988. He is also a partner of Patience Partners LLC, a fund manager, and is a director of St. Leonard’s Corporation, Security Storage Company of Washington, D.C. and Cuisine Solutions Inc. Mr. van Roijen was formerly associated with Control Laser Corporation, serving in various capacities from 1977 to 1987, including as Chairman of the Board and as President and Chief Executive Officer. Mr. van Roijen is a former director of Sonex Research, Inc., AMBAR Corp., Commonwealth Scientific and Applied Digital Technology. Mr. van Roijen has served as a Director of the Company since May 1993 and is a member of the Audit, Compensation and Nominating Committees and is the Chairman of the Governance Committee. His current term as Director expires at the Annual Meeting to be held in 2007.

Board Committees and Meetings

The Board of Directors has established four committees—the Audit Committee, the Compensation Committee, the Nominating Committee and the Governance Committee—to carry out certain responsibilities and to assist the Board in meeting its fiduciary obligations. The Audit Committee consists of four non-employee directors: William G. Fowler, Lawrence C. McQuade, Robert D. van Roijen, Jr. and Duane M. Tyler. The other three committees each consist of three non-employee directors: William G. Fowler, Lawrence C. McQuade and Robert D. van Roijen, Jr. The Board of Directors has determined that each member of the Audit, Compensation, Nominating and Governance Committees is “independent” as defined by NASDAQ requirements. All of these committees operate under written charters that can be reviewed on the Company’s website at www.quixotecorp.com/investor/corpgovernance.asp. The following is a summary of the principal responsibilities of each committee as described in each committee’s charter and information concerning the meetings of these committees in fiscal 2005.

The responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting, auditing and financial reporting practices. The Committee’s primary responsibilities include selecting the firm to be chosen as independent auditors, overseeing and reviewing audit results, monitoring the effectiveness of internal audit functions and reviewing and recommending that the Company’s annual audited and quarterly financial statements be included in the Company’s annual and quarterly filings with the Securities and Exchange Commission. There were five scheduled meeting days (three meetings) and four telephone conference meetings of the Audit Committee in fiscal 2005.

The Compensation Committee determines adjustments to salaries, bonuses and other forms of compensation (including stock option grants) afforded the executive officers of the Company, and performs such other duties as directed by the Board. There were five scheduled meeting days (four meetings) of the Compensation Committee in fiscal 2005.

The Nominating Committee reviews and recommends the nominees for election as directors at the annual meeting of stockholders and also recommends candidates to fill vacancies on the Board of Directors. The Nominating Committee had one meeting in fiscal 2005.

The Governance Committee reviews the corporate governance guidelines and policies adopted by the Board of Directors and recommends changes as appropriate. The Governance Committee had one meeting in fiscal 2005.

Audit Committee Financial Expert

The Board of Directors has determined that based on his education and experience, Robert D. van Roijen, Jr. is an audit committee financial expert and is independent, both as defined by the Securities and Exchange Commission rules.

Corporate Governance

The Company has undertaken several corporate governance initiatives during the past several years including the adoption of Corporate Governance Guidelines. The Guidelines, as amended, can be found, together with other corporate governance information, on the Company’s website at www.quixotecorp.com/investor/corpgovernance.asp. Directly and through the Governance Committee, the Board periodically reviews corporate governance developments. In response to these developments and other factors and as a result of its annual review of the Guidelines, the Board will evaluate and revise the Guidelines as appropriate.

Non-employee directors meet at regularly scheduled executive sessions without management present. Meetings are scheduled at the request of any non-employee director. The non-employee directors consider such matters as they deem appropriate at such meetings.

REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

Only non-employee Directors of the Company receive compensation for their services as Directors. Directors receive an annual fee of $20,000, paid quarterly. Directors also receive a fee of $2,000 for the first day of every meeting, $1,000 for each consecutive meeting day thereafter and $500 per day for every telephonic Board or Committee meeting, plus expenses. Members attending Board and Committee meetings held on the same day receive one daily fee. The Chairman of the Audit Committee receives an annual fee of $4,000 for his services and the Chairman of the Compensation Committee receives an annual fee of $1,500. Mr. Fowler is Chairman of each Committee and received a fee of $5,500 for his services in those capacities in fiscal 2005.

There were eight scheduled meeting days and four telephone conference meetings of the Board in fiscal 2005. Each of the Nominating and Governance meetings, four of the five Compensation Committee meeting days and two of the five Audit Committee meeting days were held on regularly scheduled Board meeting days so Committee members did not receive additional compensation for those meetings.

Present and future non-employee Directors are eligible to receive stock options pursuant to the Company’s 2001 Non-Employee Director Stock Option Plan (the “Director Plan”), as amended and approved by the stockholders of the Company. The Director Plan provides for the grant to each non-employee Director of an option to acquire 5,000 shares on the first Friday following the Company’s annual meeting of stockholders. Options are granted at 100% of fair market value on the grant date, are not exercisable for six months and must be exercised within seven years of the date on which they are granted. On November 19, 2004, the Company granted each non-employee Director an option to purchase 5,000 shares of Common Stock at $20.68 per share.

The Company maintains accidental death and disability insurance coverage in the amount of $500,000 on behalf of each of the non-employee Directors, payable to the designated beneficiary of each Director. The Company paid premiums of approximately $200.00 for each Director to provide such insurance in fiscal 2005.

Nominating Procedures

The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Committee will take into consideration the factors specified in the Company’s Corporate Governance Guidelines as well as the needs of the Board of Directors and the qualifications of the candidate.

To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•       The name of the stockholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•       The name of the candidate, business and residence address, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if recommended by the Committee, nominated by the Board and elected by the stockholders.

Such recommendations and the information described above should be sent to the Secretary of the Company at 35 East Wacker Drive, Suite 1100, Chicago, Illinois 60601.

In addition to stockholder recommendations, the Nominating Committee may receive suggestions as to nominees from Directors, Company officers or other sources, which may be either solicited or unsolicited or in response to requests from the Committee for such suggestions. In addition, the Committee may engage search firms to assist it in identifying director candidates.

On an on-going basis, the Nominating Committee reviews the Board’s make-up of members in terms of experience, skills and expertise, as well as the size of the Board. When a person has been identified by the Committee as a potential candidate, the Committee makes an initial determination whether the candidate meets needs of the Board that have been identified by the Committee. If the Committee determines that additional consideration is warranted, the Committee will review such information and conduct interviews as it deems necessary in order to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Committee will consider such relevant factors as it deems appropriate, including the evaluations of other prospective nominees, and the need for any required expertise of the Board or one of its Committees. The Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders by mail. Stockholders may contact any member or members of the Board or any committee, the nonmanagement Directors as a group or the chair of any committee. Communications should be sent to the Board or any member or members in care of the Secretary of the Company, 35 East Wacker Drive, Suite 1100, Chicago, Illinois 60601.

Each communication received by the Secretary will be promptly forwarded to the specified party following normal business procedures. The communication will not be opened but rather will be delivered unopened to the intended recipient. In the case of communications to the Board or any group or committee of Directors, the Secretary will open the communication and will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

Summary Compensation Table

The following table summarizes the total compensation earned or paid for services rendered in all capacities during each of the years ended June 30, 2005, 2004 and 2003, by the named Executive Officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards
					Restricted
				Other Annual	Stock	Options/	All Other
		Salary	Bonus	Compensation(1)	Award(s)(2)	SARs	Compensation(3)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)
Leslie J. Jezuit	2005	452,000	150,000	74,667	-0-	30,000	9,800
Chairman, Chief Executive	2004	430,000	200,000	82,449	-0-	25,000	9,100
Officer and President,	2003	395,000	400,000	171,314	123,200	45,000	8,400
Quixote Corporation
Daniel P. Gorey	2005	257,000	60,000	37,766	-0-	24,000	12,621
Vice President, Chief Financial	2004	245,000	80,000	42,132	-0-	18,000	8,915
Officer and Treasurer	2003	225,000	160,000	110,608	98,560	35,000	7,937
Joan R. Riley	2005	205,000	38,000	29,131	-0-	15,000	10,844
Vice President, General	2004	195,000	50,000	32,815	-0-	10,000	9,008
Counsel and Secretary	2003	178,000	100,000	84,222	73,920	20,000	7,904

(1)    The amounts disclosed include cash paid under the 1993 Long-Term Stock Ownership Incentive Plan (the “1993 Plan”) to cover the federal, state and other taxes arising from the restricted stock issued or earned in the fiscal year to the named executives pursuant to the 1993 Plan. The aggregate amount of perquisites and other personal benefits for Messrs. Jezuit and Gorey and Ms. Riley did not exceed the lesser of $50,000 or ten percent (10%) of the total annual salary and bonus reported for each of them and, therefore, is not included.

(2)           The amounts disclosed for 2003 are the dollar value of restricted stock awards granted to the three named executives on August 13, 2003.

(3)           Amounts disclosed are matching contributions by the Company under the Company’s 401(k) Plan.

Stock Option Grants in Fiscal Year 2005

The following table shows the options granted to the named Executive Officers during fiscal 2005 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the named Executive Officers may eventually realize in future dollars under three hypothetical situations: if the price of the Company’s Common Stock does not increase, and if the stock gains 5% or 10% in value per year, compounded over the life of the options. These amounts represent assumed rates of appreciation, and are not intended to forecast future appreciation of the Company’s Common Stock.

The options described in this table have exercise prices equal to the current market value of a share of Common Stock on the date they were granted. Unless the Company’s stock price appreciates and the recipient continues to be employed until the options vest, the options will have no value.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
		% of Total			Potential Realizable
		Options			Value at Assumed
		Granted to	Exercise		Annual Rates of Stock
	Options	Employees	or Base		Price Appreciation for
	Granted	in Fiscal	Price	Expiration	Option Term(2)
Name	(#)(1)	Year	($/Sh)	Date	0%	5% ($)	10% ($)
Leslie J. Jezuit	30,000	14.6%	19.40	08/17/11	0	236,932	552,153
Daniel P. Gorey	24,000	11.7%	19.40	08/17/11	0	189,546	441,723
Joan R. Riley	15,000	7.3%	19.40	08/17/11	0	118,466	276,077

(1)  All options were granted on August 17, 2004, under the Company’s 2001 Employee Stock Incentive Plan, as amended (the “2001 Plan”). All options were granted at the Fair Market Value (as defined in the 2001 Plan) on that date. The options become exercisable in one-third installments, beginning one year after grant. All option rights under the 2001 Plan lapse upon termination of employment except for limited exercise periods or as otherwise provided in award agreements. In the event of a change in control of the Company (as defined in the 2001 Plan), all outstanding options immediately vest and are exercisable in full by the optionee, notwithstanding the other provisions of the Plan.

(2)  The potential realizable value to all stockholders at the appreciation rates of 0%, 5% and 10% would be $0, $70,926,539 and $165,288,996 (based on shares outstanding at June 30, 2005 and assuming such shares were purchased for $19.61 on June 30, 2005 and held until June 30, 2012).

Aggregated Option Exercises and Option Values Table

The following table shows information concerning the exercise of stock options by each of the named Executive Officers during fiscal 2005, and the value of all remaining exercisable and unexercisable options at June 30, 2005, on a pre-tax basis.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

					Value of Unexercised
	Shares	Value	Number of Unexercised		In-the-Money Options/SARs
	Acquired on	Realized	Options/SARs at 6/30/05(#)		at 6/30/05($)(1)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Leslie J. Jezuit	34,120	189,362	100,334	61,666	317,640	59,850
Daniel P. Gorey	-0-	-0-	77,333	47,667	169,939	46,691
Joan R. Riley	25,000	136,976	31,667	28,333	47,599	26,951

(1)  Based on the closing price of the Company's Common Stock as reported on the NASDAQ-NMS on June 30, 2005 ($19.61).

Employment Agreements and Termination Benefits

The Company has an employment letter agreement with Leslie J. Jezuit which provides for the payment of one year’s base salary, payable monthly, if his employment is terminated for any reason other than cause.

The Company also has change of control agreements with each of Leslie J. Jezuit, Daniel P. Gorey and Joan R. Riley that were entered into as of December 1, 1997 (the “Change of Control Agreements”). The Board of Directors believes that the Change of Control Agreements assure fair treatment of the Executive Officers in relation to their careers with the Company by assuring them of some financial security. The Agreements also protect the stockholders by encouraging the Executive Officers to continue to devote their attention to their duties without distraction in a potentially disturbing circumstance and neutralizing any bias they might have in evaluating proposals for the acquisition of the Company. The Change of Control Agreements provide that if, within three (3) years after a change of control of the Company, the employment of the executive is terminated other than (i) by death or disability, (ii) by the Company or employing subsidiary for cause, or (iii) by the executive’s voluntary resignation not constituting a constructive termination as defined in the Agreement, the Company will pay the executive a separation payment equal to 300% of the sum of his base salary and average yearly bonus payment for the last two years. The Agreements define a “change of control” as a change in the stock ownership of a magnitude which requires the filing of reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of the Agreements, a “change of control” shall be deemed to have occurred if any of the following occur: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; (ii) if during any period of two consecutive years, there is a change in the composition of the Board of Directors of the Company such that 50% of the non-employee Board members have not been slated by the Board for re-election; (iii) a consolidation or merger occurs and the Company is not the surviving company or the Company sells all or substantially all of its assets; or (iv) the Company is liquidated or dissolved. The term “constructive termination” is generally defined by the Agreements to mean any unfavorable change in the executive’s or employee’s position, duties, compensation or benefits and “cause” is generally defined as willful conduct of an executive or employee demonstrably injurious to the Company or employing subsidiary. The Agreements also contain provisions for the payment of legal expenses incurred by the executives as a result of any termination of employment after a change in control.

Stock Ownership Guidelines For Key Employees

The Board of Directors approved and implemented stock ownership guidelines in fiscal 2002 in order to encourage key employees who are capable of having an impact on the performance of the Company to acquire a long-term proprietary interest in the Company. With a meaningful investment in the Company, key employees have an increased incentive to contribute to the Company’s success, thus enhancing the value of the Company for the benefit of its stockholders. All key employees who report to the Chief Executive Officer are expected to own a minimum of 5,000 shares of Quixote Common Stock. All other key employees are expected to own 2,000 shares. New employees have a three-year period to comply.

REPORT OF THE COMPENSATION
COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee acting on behalf of the Board of Directors establishes compensation policies governing the Company’s Executive Officers. During fiscal 2005 the Committee was composed of Messrs. William G. Fowler, Lawrence C. McQuade and Robert D. van Roijen, all independent Directors as defined by the National Association of Securities Dealers, Inc (“NASD”). The Committee determines the compensation awarded the Executive Officers of the Company based on a review of the recommendations of the Chairman, Chief Executive Officer and President as well as an evaluation of compensation awards to comparable company’s executives. In fiscal 2005, Executive Officers of the Company were: Leslie J. Jezuit, Chairman, Chief Executive Officer and President; Daniel P. Gorey, Vice President, Chief Financial Officer and Treasurer; and Joan R. Riley, Vice President, General Counsel and Secretary.

Compensation Principles and Policies of the Company

The primary role of the Compensation Committee is to determine compensation for the Company’s executive officers. Effective and motivated executive personnel make major contributions towards Company growth and enhance shareholder value.

During 2005, the Company’s executive compensation consisted of three primary components: base salary, short term annual cash incentives (bonuses), and long term incentives in the form of stock options. The Compensation Committee sets components of compensation after reviewing competitive compensation data provided by its independent compensation consultant engaged by the Committee to evaluate and compare compensation levels and policies of peer entities.

Base Salary and Annual Bonus

The annual review and adjustment, as appropriate, of each officer’s base salary takes into account the officer’s personal performance and responsibilities. Cost-of-living increases, experience and assumption of expanded work loads and duties, as well as Company performance, are also intrinsic factors considered by the Committee.

In this regard, the Company suffered losses warranting the Committee to eliminate salary enhancements. However, the Committee was not unmindful of the considerable administrative responsibilities added to the burdens of the executives, both individually and collectively, and, accordingly, granted diminished bonuses to all three executive officers.

The Committee seeks to target base salary for each Executive Officer at the 50th percentile level for an individual’s peers at comparable companies. However, in a year of outstanding individual and Company performance, the Committee targets total cash compensation at or about the 75th percentile level.

The salary of Mr. Jezuit, the Company’s Chairman, Chief Executive officer, President, and Chief Operating Officer remains unchanged at $452,000 in fiscal 2006. He received a cash bonus of $150,000 for fiscal 2005, compared to $200,000 for fiscal 2004, and $400,000 for fiscal 2003. A 25% reduction for fiscal 2005 over the previous year was applicable to all executive bonuses.

Stock Options and Restricted Stock Awards

The Committee approves and the Company utilizes stock options and restricted stock awards which are granted pursuant to the 2001 Employee Stock Incentive Plan. The Company does not believe it can attract and retain highly talented and qualified management employees without granting stock options or restricted stock awards. For the past two fiscal years, the Company has granted options to employees to purchase an annual average of 146,300 shares at the current market price on the date of grant. In fiscal 2005, the Committee granted Mr. Jezuit an employee stock option award to purchase 30,000 shares of the Company’s Common Stock at the then-current market value of the stock. In fiscal 2006, he was granted an option to purchase 20,000 shares.

Limitation on Deductibility of Compensation

In 1993, changes were made to the Federal Corporate Income Tax law that limit the ability of a public company to deduct compensation in excess of $1 million paid annually to each of the Chief Executive Officer and the other four most highly compensated Executive Officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Compensation Committee and approved by the Company stockholders. No Executive Officer, other than Mr. Jezuit, was affected by this limitation in fiscal 2005.

Submitted by the Compensation
Committee of the Board of Directors
William G. Fowler, Chairman
Lawrence C. McQuade
Robert D. van Roijen, Jr.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for fiscal 2005 with management and the independent auditors. The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent public registered accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with Grant Thornton LLP that firm’s independence and whether the provision of non-audit services by the independent public registered accounting firm is compatible with maintaining independence.

Based on the review and discussions referred to in this Report, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
William G. Fowler, Chairman
Lawrence C. McQuade
Robert D. van Roijen, Jr.
Duane M. Tyler

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Audit, Compensation, Governance and Nominating Committees are William G. Fowler, who serves as Chairman of the Audit, Compensation and Nominating Committees, Lawrence C. McQuade and Robert D. van Roijen, Jr. In addition, Mr. Duane M. Tyler is a member of the Audit Committee. Mr. van Roijen is Chairman of the Governance Committee. There are no Committee interlocks as defined by the SEC rules.

Common Stock Performance Graph

The following graph compares the five year cumulative total return of the Company’s Common Stock with the Russell 2000 Index and the Nasdaq Non-Financial Index, assuming the investment of $100 on June 30, 2000 and the reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG QUIXOTE CORPORATION, THE RUSSELL 2000 INDEX AND
THE NASDAQ NON-FINANCIAL INDEX

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

See the sections of this Proxy Statement entitled “Employment Agreements and Termination Benefits” and “Summary Compensation Table” for a description of certain transactions and business relationships involving management of the Company.

APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

The Company is recommending an increase in the number of authorized shares of common stock of the Company from 15,000,000 to 30,000,000 shares. As of September 8, 2005, there were 8,929,570 shares of common stock issued and outstanding, 1,033,762 shares were reserved for issuance pursuant to outstanding options and awards under the Company’s stock-based compensation plans, 704,015 shares were reserved and available for future awards under the Company’s stock-based compensation plans and 1,621,622 shares were reserved for issuance upon conversation of the Company’s outstanding 7% Convertible Senior Subordinated Notes. Therefore, of the 15,000,000 shares of common stock currently authorized by the Certificate, 2,711,031 shares are presently available for general corporate purposes.

In connection with a previous stockholders rights plan, the Company authorized 10,000 shares of Series A preferred stock, none of which was ever issued. Currently, 10,000 shares of Series B junior participating preferred stock have been authorized and are reserved for issuance under the Company’s stockholders right plan. The Company has no plans to issue any other shares of preferred stock.

The Company has no present plans, agreements or understandings for the issuance of any of the additional shares to be authorized by the proposed amendment. The Board of Directors believes that the recommended increase in the number of authorized shares will give it the flexibility to timely meet the equity capital requirements of the Company’s business in the future. If the increase in the number of authorized shares is approved, the additional shares would be available for the declaration of stock dividends and for any other proper corporate purpose, including mergers and acquisitions, awards under the Company’s stock-based compensation plans, and exercise of rights under the Company’s rights plan.

The increase in the number of authorized shares would be effected by restating the first paragraph of the Fourth Article of the Company’s Restated Certificate of Incorporation to read as follows:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 30,100,000 (thirty million one hundred thousand) shares, of which 100,000 (one hundred thousand) shall be Preferred Stock, no par value per share, issuable in one or more series and 30,000,000 (thirty million) shares shall be Common Stock, par value $.01 2/3 per share.

If the proposed amendment is adopted, the additional shares of common stock to be authorized would be subject to issuance from time to time by the Board of Directors without stockholder approval, and without any preemptive purchase right by the stockholders. The issuance of such authorized shares of common stock, depending upon the circumstances, may have a dilutive effect on the Company’s earnings per share, voting power or other interests of then existing stockholders. The overall effect of an issuance of additional shares of common stock and the existence of certain provisions contained in the Company’s Restated Certificate of Incorporation and by-laws may be to render more difficult the accomplishment of any attempted merger, takeover or other change in control affecting the Company and/or the removal of the Company’s incumbent Board of Directors and management. However, this proposal is not made in response to any effort of which the Company is aware to accumulate its stock or to obtain control of the Company nor does the Company intend to use the additional shares of common stock to oppose a hostile takeover attempt or to delay or prevent changes in control of management.

The Company adopted a stockholders rights plan effective June 30, 1998. The rights plan is designed to protect stockholders from proposed takeovers which the Board believes are not in the best interests of the stockholders, by providing stockholders with certain rights to acquire capital stock of the Company upon the occurrence of certain events. In the event the rights become exercisable under the terms of the rights plan, the Company could be required to issue a substantial number of shares of common stock. An increase in the number of authorized shares of common stock could, therefore, make a change of control of the Company more difficult by facilitating the operation of the rights plan. Currently, the Company does not have a sufficient number of authorized shares to issue the entire amount of common stock which could become issuable in the event the rights under the rights plan become exercisable.

Approval of this proposal will require the affirmative vote of sixty percent (60%) of the outstanding shares of the Company’s common stock. If approved by the stockholders, the amendment will become effective upon the filing of the amendment with the Secretary of the State of Delaware.

The Board of Directors unanimously recommends a vote FOR the approval of the Amendment to the Restated Certificate of Incorporation of the Company to increase the authorized shares of common stock.

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee Charter provides that the Audit Committee shall appoint annually an independent registered public accounting firm to serve as auditors. On September 22, 2004, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent registered public accounting firm. PWC’s reports on the Company’s consolidated financial statements for each of the years ended June 30, 2003 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended June 30, 2003 and 2004, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PWC’s satisfaction, would have caused PWC to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On September 22, 2004, the Audit Committee appointed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the 2005 fiscal year. During the Company’s two most recent fiscal years prior to the engagement of Grant Thornton as the Company’s independent registered public accounting firm, neither the Company nor anyone on its behalf consulted with Grant Thornton regarding any of the matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee of the Board of Directors has appointed Grant Thornton as the Company’s independent registered public accounting firm for 2006.

Although the Audit Committee has sole authority to appoint auditors, it would like to know the opinion of the stockholders regarding its appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2006. For this reason, stockholders are being asked to ratify this appointment. If the stockholders do not ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2006, the Audit Committee will take that fact into consideration, but may nevertheless, continue to retain Grant Thornton.

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock represented at the meeting and entitled to vote is necessary to approve Grant Thornton as the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote FOR ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2006.

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Audit and Other Fees Paid to Grant Thornton LLP

The following table presents the aggregate fees billed for professional services rendered by Grant Thornton for the audit of the Company’s annual financial statements for the year ended June 30, 2005 and by PWC for the year ended June 30, 2004 and the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal years 2005 (by Grant Thornton) and 2004 (by PWC), and for fees billed for other services rendered by Grant Thornton and PWC. All such fees were approved by the Audit Committee in advance.

	Fiscal 2005	Fiscal 2004
Audit Fees	$703,658	$337,760
Audit-related fees	$22,580	$672,422
Tax Fees	$-0-	$225,173
All Other Fees	$-0-	$108,449
Total Fees	$726,238	$1,343,804

Audit Fees

Audit fees are the aggregate amount of fees billed to the Company by its independent registered public accounting firm for professional services rendered for the audit of the Company’s consolidated financial statements and for reviews of the Company’s financial statements included in the Company’s reports on Form 10-Q. In fiscal 2005 fees associated with the audit work performed on the Company’s internal controls over financial reporting also are included.

Audit-Related Fees

Audit-related fees are the aggregate amount of fees billed to the Company by its independent registered public accounting firm for assistance and services reasonably related to the performance of the audit of the Company’s consolidated financial statements. In fiscal 2005, the $22,580 of audit-related fees primarily reflects services in connection with the issuance of a comfort letter related to the issuance of $40,000,000 of 7% Convertible Senior Subordinated Notes due February 15, 2025. This assistance and related services in fiscal 2004 generally consisted of due diligence services related to acquisitions, assistance with internal control reporting requirements, consultation on the accounting or disclosure treatment of transactions or events, the impact of final or proposed rules or interpretations and employee benefit plan audits.

Tax Fees

Tax fees are the aggregate amount of fees billed to the Company by its independent registered public accounting firm for services rendered for tax compliance, tax reporting and tax planning and consisted generally of U.S. federal, state, local and international tax compliance, reporting and planning.

All Other Fees

This category consists of the aggregate amount of all other fees billed to the Company by its independent registered public accounting firm for services that were rendered to the Company and generally consisted of tax consulting services.

The Company did not engage its independent registered public accounting firm to provide advice to it regarding financial information systems design and implementation during fiscal 2005 and 2004.

The Audit Committee has determined that the provision of services described under “All Other Fees” was compatible with maintaining the independence of Grant Thornton and PWC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor.

The Audit Committee has established policies and procedures to pre-approve all audit and permissible non-audit services performed by the Company’s independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The chart below sets forth, as of September 8, 2005 information to the best of the Company’s knowledge with respect to the persons who beneficially owned in excess of five percent of the Company’s Common Stock; the total number of shares of the Company’s Common Stock beneficially owned by each Director and named Executive Officer; and the total number of shares of the Company’s Common Stock beneficially owned by the Directors and Executive Officers of the Company, as a group.

Name of Beneficial Owner	Amount Beneficially Owned(1)	Approximate Percentage(%) of Class(1)
FMR Corp.(2)	1,323,771	14.8
Wellington Management Company, LLP(3)	1,156,742	13.0
T. Rowe Price Associates, Inc.(4)	770,714	8.6
Royce & Associates LLC(5)	562,400	6.2
Investment Counselors of Maryland(6)	548,217	6.1
Zesiger Capital Group LLC(7)	467,850	5.2
Trusco Capital Management, Inc.(8)	452,570	5.0
Leslie J. Jezuit(9)	267,676	3.0
James H. DeVries(10)	221,327	2.5
Daniel P. Gorey(9)	146,500	1.6
William G. Fowler	145,014	1.6
Robert D. van Roijen, Jr.(10)	124,800	1.4
Joan R. Riley(9)	111,151	1.2
Lawrence C. McQuade	100,800	1.1
Duane M. Tyler	-0-	-0-
Directors and Executive Officers as a group (8 persons including those individuals named above)(9)(10)	1,117,268	11.7

(1)             The shares reported in the above table include shares of Common Stock which can be acquired within 60 days of September 8, 2005, through the exercise of options (“Option Shares”) as follows: Mr. Jezuit—127,433 shares; Mr. Gorey—79,000 shares; Ms. Riley—46,667 shares; Mr. DeVries—83,500 shares; Mr. Fowler—83,500 shares; Mr. McQuade—83,500 shares; Mr. van Roijen—81,500 shares; and Directors and Executive Officers as a group—585,100 shares. Each individual’s Option Shares are also included in the number of shares of the Company issued and outstanding for purposes of calculating the percentage ownership of each individual in accordance with the rules and regulations of the Exchange Act. Certain of these persons also have options not exercisable within 60 days of September 8, 2005, by which they can acquire the following additional shares of Common Stock: Mr. Jezuit—48,333 shares; Mr. Gorey—37,000 shares; Ms. Riley—23,333 shares; and Directors and Executive Officers as a group—108,666 shares. These shares are not included in the above table or in the percentage ownership calculations.

(2)             Based upon information set forth in a Schedule 13F for the period ending June 30, 2005. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of the listed shares as a result of acting as investment adviser to various investment companies. The listed shares are owned primarily by one investment company, Fidelity Low-Priced Stock Fund (the “Fund”). The address for FMR Corp. and the Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)             Based upon information set forth in a Schedule 13F for the period ending June 30, 2005. The address for Wellington Management Company, LLP is 75 State Street, 19th Floor, Boston, Massachusetts 02109-1809.

(4)             Based upon information set forth in a Schedule 13F for the period ending June 30, 2005. The address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202-1008.

(5)             Based upon information set forth in a Schedule 13F filing for the period ending June 30, 2005. The address for Royce & Associates LLC is 1414 Avenue of the Americas, 9th Floor, New York, New York 10019-2578.

(6)             Based upon information set forth in a Schedule 13F filing for the period ending June 30, 2005. The address for Investment Counselors of Maryland is 803 Cathedral Street, Baltimore, Maryland 21201.

(7)             Based upon information set forth in a Schedule 13F for the period ending June 30, 2005. The address for Zesiger Capital Group LLC is 320 Park Avenue, 30th Floor, New York, NY 10022-6815.

(8)             Based upon information set forth in a Schedule 13F filing for the period ending June 30, 2005. The address for Trusco Capital Management, Inc. is 50 Hurt Plaza SE, Suite 1400, Atlanta, Georgia 30303-2923.

(9)             Includes shares held under the Quixote Corporation Incentive Savings Plan as of September 8, 2005.

(10)     Mr. DeVries may be deemed to be the beneficial owner of 5,492 and Mr. van Roijen of 6,000 shares of Common Stock owned by family members. These shares are not included in the above table and Mr. DeVries and Mr. van Roijen disclaim beneficial ownership of these shares.

MISCELLANEOUS

Stockholder Proposals for the Annual Meeting to be held in 2006

Under the rules and regulations of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the Annual Meeting to be held in 2006 must be received by the Company on or before June 8, 2006 to be considered for inclusion in the Company’s proxy statement relative to that meeting. The persons named in the Board’s proxy for the 2006 Annual Meeting will be entitled to exercise the discretionary voting authority conferred by such proxy on any stockholder proposal which is not included in the Company’s Proxy Statement if the stockholder making such proposal does not give the Company notice before August 22, 2006. Such proposals should be in writing and sent to Ms. Joan R. Riley, Secretary—Quixote Corporation, 35 East Wacker Drive, Suite 1100, Chicago, IL 60601.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive Officers, Directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal year 2005, the Company believes each of its Officers and Directors and ten percent stockholders complied with all applicable filing requirements in that year except with respect to the following which were filed late as indicated:

•       Form 4 for Daniel P. Gorey was filed on November 9, 2004 for an event occurring on December 5, 2001; and

•       Form 4 for William G. Fowler was filed on September 2, 2004 for an event occurring on January 14, 2004.

Availability of Annual Report on Form 10-K

The Company will be pleased to make its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, available without charge to interested parties. Written requests for the report should be directed to Ms. Joan R. Riley, Secretary—Quixote Corporation, 35 East Wacker Drive, Suite 1100, Chicago, IL 60601.

SKU#QXC-PS-05

[QXCCM - QUIXOTE CORPORATION] [FILE NAME: ZQXC32.ELX] [VERSION - (1)] [09/09/05] [orig. 09/09/05]

DETACH HERE	ZQXC32

PROXY

QUIXOTE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Leslie J. Jezuit and Joan R. Riley as proxies with full power of substitution and hereby directs them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Quixote Corporation to be held in the Assembly Room at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois, Thursday, November 17, 2005, at 10:00 a.m. Central Standard Time, and at any adjournments thereof, as indicated on the proposals set forth on the reverse side of this Proxy.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. Discretionary authority is conferred by the Proxy to vote on all matters, other than those specified on the reverse side, which may properly come before the meeting or any adjournment thereof.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE

QUIXOTE CORPORATION

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone

Log on to the Internet and go to		Call toll-free
http://www.eproxyvote.com/quix		1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[QXCCM - QUIXOTE CORPORATION]  [FILE NAME: ZQXC31.ELX]  [VERSION - (2)]  [09/09/05]  [orig. 09/09/05]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZQXC31

☒	Please mark	#QXC
votes as in
this example.

							FOR	AGAINST	ABSTAIN
1. Election of Directors.					2.	Approving an amendment to the Restated	☐	☐	☐
Nominees:	(01) Leslie J. Jezuit					Certificate of Incorporation.
(02) Daniel P. Gorey
	(03) Duane M. Tyler				3.	Approving the selection of Grant Thornton	☐	☐	☐
LLP as the Company’s independent
	FOR	☐	☐	WITHHELD		registered public accounting firm.
	ALL			FROM ALL
	NOMINEES			NOMINEES	4.	Transaction of such other business as may properly come before the meeting and any adjournments thereof.
☐

For all nominee(s) except as written above

						MARK HERE ☐	MARK HERE	☐
						FOR ADDRESS	IF YOU PLAN
						CHANGE AND	TO ATTEND
						NOTE AT LEFT	THE MEETING

Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc. if applicable. A corporation must sign in its name by the president or other authorized officers. All co-owners must sign.

Signature:	Date:	Signature:	Date: